EXHIBIT 10.106

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF 35 W. WACKER VENTURE, L.P.

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

35 W. Wacker Venture, L.P.

a Delaware limited partnership

Dated as of April 27, 2000

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SCHEDULES AND EXHIBITS

SCHEDULE I-A - CAPITAL CONTRIBUTIONS

SCHEDULE I-B - PARTNERS

SCHEDULE II - LBC TAX MATTERS

EXHIBIT A - LEGAL DESCRIPTION

EXHIBIT B-1 - CERTIFICATE OF CONVERSION

EXHIBIT B-2 - CERTIFICATE OF LIMITED PARTNERSHIP

EXHIBIT B-3 - CERTIFICATE OF CANCELLATION OF CERTIFICATE OF FORMATION

EXHIBIT C - FORM OF GUARANTY

EXHIBIT D-1 MARCH 2, 1999 LETTER

EXHIBIT D-2 JULY 21, 1999 LETTER

EXHIBIT D-3 JULY 22, 1999 LETTER

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SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

35 W. WACKER VENTURE, L.P.

This Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture, L.P. (the “Partnership”) is made and entered into as of the              day of April, 2000 by and among Leo Burnett USA, Inc. (formerly known as Leo Burnett Company, Inc.) (“LBC”), and VV City-Buck Venture, L.P., a Delaware limited partnership (“VV City-Buck”).

RECITALS

A. WHEREAS, LBC formed 35 W. Wacker Venture L.L.C. (the “Original Company”) pursuant to the Delaware Limited Liability Company Act, Delaware Code Title 6, Section 18-101 et. seq., the Certificate of Formation and a certain Limited Liability Company Agreement (the “Original Operating Agreement”), each dated as of November 13, 1997. At such time, LBC was the sole member and manager of the Original Company under the Original Operating Agreement.

B. WHEREAS, pursuant to a certain Amended and Restated Limited Liability Company Agreement dated as of December 15, 1997 (the “First Amended and Restated Limited Liability Company Agreement”): (i) SOFI Arizona Trust, a Maryland real estate investment trust, and the successor by merger to SOFI IV Arizona, Inc., a Maryland corporation (“SOFI IV”) replaced LBC as the sole manager of the Original Company and (ii) Buck 35 Wacker L.L.C., a Delaware limited liability company (“JBC”) and SOFI IV were admitted as Members of the Original Company all on the terms and conditions set forth in the First Amended and Restated Operating Agreement;

C. WHEREAS, prior to the date hereof, the Original Company has been converted to a limited partnership in accordance with Section 17-217 of the Act (hereinafter defined), and, in furtherance thereof, (i) the Original Company has filed a certain Certificate of Conversion and certain other documents described below with the Secretary and (ii) LBC, JBC and SOFI IV have executed that certain Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture, L.P. (the “Original Limited Partnership Agreement”) pursuant to which, among other things SOFI IV became the Partnership’s sole General Partner and LBC and JBC were its sole Limited Partners;

D. WHEREAS, concurrently herewith, (i) SOFI IV has sold its Partnership Interest in and to the Partnership to VV City-Buck, and has withdrawn as General Partner, with the consent of the Limited Partners; and (ii) JBC has contributed its Partnership Interest in the Partnership to VV City-Buck and has withdrawn as a Limited Partner;

E. WHEREAS, the parties desire to amend and restate the Original Limited Partnership Agreement to: (i) admit VV City-Buck as the sole General Partner of the Company; (ii) reflect SOFI IV’s and JBC’s withdrawal as Partners, and (iii) reflect other agreements of the parties.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby amend and restate the Original Limited Partnership Agreement as follows:

SECTION 1. Formation of Limited Partnership. The Partners agree to the formation of the Partnership pursuant to the Act and the filing of (a) the Certificate of Conversion attached hereto as Exhibit B-1, (b) the Certificate of Limited Partnership attached hereto as Exhibit B-2, and (c) the Certificate of Cancellation of existing Certificate of Formation for 35 W. Wacker Venture, L.L.C. attached hereto as Exhibit B-3, each filed with the Secretary on April     , 2000. The rights and duties of the Partners shall be as provided in the Act, except as modified by this Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partners executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

SECTION 2. Name. The business of the Partnership shall be conducted under the name “35 W. Wacker Venture, L.P.”.

SECTION 3. Definitions.

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) “Act” means the Delaware Revised Uniform Limited Partnership Act, Delaware Code Title 6, Sections 17-101 et seq., as amended from time to time.

(b) “Affiliate” means with respect to a Person: (i) any general partner, director, manager (or Person holding the equivalent position) or executive officer (or Person holding the equivalent position) of such Person or of any Person who bears a relationship to any such Person described in clause (ii) below, and (ii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with, such Person. A Person shall be deemed to be (without limiting any of the foregoing):

(1) “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(A) to vote 10% or more of the securities having ordinary voting power for the election of managing general partners, directors or managers (or Persons holding equivalent positions) of such Person (or, at the time extraordinary voting powers are available, to vote 10% or more of the securities having extraordinary voting power); or

(B) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or

(2) “controlling” any other Person if such other Person is “controlled by” such Person within the meaning of clause (i) above; or

(3) “under common control” with any other Person if each of such Persons are “controlled by” (within the meaning of clause (1) above) the same Person.

(c) “Agreement” means this Second Amended and Restated Limited Partnership Agreement, as amended, modified or supplemented from time to time.

(d) “Capital Account” means, with respect to each Partner, the account established on the books and records of the Partnership for such Partner. Each Partner’s Capital Account is, as of the date hereof, equal to the value of the Capital Contribution to the Partnership of such Partner as set forth on Schedule I-A attached hereto. From and after the date hereof, and during the term of the Partnership, each Partner’s Capital Account shall be (i) increased by the amount of (w) income and gain allocated to the Partner and (x) any cash or property subsequently contributed by the Partner to the Partnership, and (ii) decreased by the amount of (y) loss and deduction allocated to the Partner and (z) all cash and property distributed to the Partner, and shall otherwise be kept in accordance with applicable United States Treasury Regulations promulgated under Section 704(b) of the Code. The Capital Account of each Partner as of the date hereof is set forth on Schedule I-A attached hereto.

(e) “Capital Contribution” means the total amount of cash or other property contributed to the Partnership by a Partner. Contributed property shall be valued at fair market value, net of any liabilities assumed to which the contributed property is subject.

(f) “Code” means the United States Internal Revenue Code of 1986, as amended, modified or rescinded from time to time, or any similar provision of succeeding law.

(g) “Debt Maintenance Requirement” has the meaning given in Section 24.

(h) “Drag Along Notice” has the meaning set forth in Section 18(b).

(i) “Drag Along Purchase Officer” has the meaning set forth in Section 18(b).

(j) “Excess Loss” means any losses that would cause or increase a deficit balance in a Partner’s Capital Account, after giving effect to the following adjustments: (i) crediting to such Capital Account any amounts that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations §§ 1.704-1(b)(2)(ii)(b)(3), 1.704-1(b)(2)(ii)(c), 1.704-2(g), and 1.704-1 (i)(5) and (ii) debiting to such Capital Account the items described in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4), (5) and (6) to the extent such items are not otherwise reflected in such Capital Account.

(k) “Guaranty” means that certain Guaranty Agreement of even date herewith in the form attached hereto as Exhibit C, made by VV USA City, L.P., a Delaware limited partnership to and for the benefit of LBC.

(l) “General Partner” means the Person admitted as a general partner and identified on Schedule I-B attached hereto as a general partner in the Partnership, as such Schedule may be amended from time to time.

(m) “IRS” means the United States Internal Revenue Service or any successor entity.

(n) “Indemnification Amount” shall have the meaning given in Section 25.

(o) “LBC” means Leo Burnett USA, inc. (formerly known as Leo Burnett Company, Inc.), a Delaware corporation.

(p) “LBC Lease” means that certain Amended and Restated Lease dated as of December 15, 1997 entered into between the Original Company, as landlord and LBC, as tenant, as amended.

(q) “Limited Partner” means any Person identified on Schedule I-B attached hereto as a limited partner in the Partnership, as such Schedule may be amended from time to time.

(r) “Majority Interest” means more than 50% of all Partnership Interests.

(s) “Net Cash Flow” means for any period the amount, computed on a cash basis, equal to:

(i) the sum of (A) gross receipts from business operations, all investment income and investment gain of the Partnership and all other cash received by the Partnership including, without limitation, all receipts of the Partnership from (1) proceeds from the sale or disposition of all or any portion of any assets of the Partnership or the issuance or sale by the Partnership of any securities or additional interests in the Partnership, (2) rent (including additional rent and percentage rent) paid to the Partnership, (3) concessions, (4) expense reimbursements, (5) condemnation or casualty proceeds related to the condemnation of or casualty loss with respect to all or any portion of the assets of the Partnership (including any and all insurance awards with regard thereto), (6) proceeds from rent loss or business interruption insurance, if any, (7) proceeds from the financing, refinancing, monetization or securitization of the Partnership or any assets of the Partnership (or any interest therein) and (8) other revenues and receipts realized by the Partnership, all without double counting; provided, however, that revenues and receipts shall not include any revenue or receipt realized by the Partnership incident to the liquidation of the Partnership or any Capital Contribution, and (B) any amounts released from Reserves and deposited into the Partnership’s operating accounts (collectively, “Revenues”);

decreased by

(ii) the total gross cash expenditures of the Partnership during such period, including without limitation (1) all cash operating expenses (including all fees, commissions, expenses and allowances paid to any third party or paid or reimbursed to any Partner or any of its Affiliates pursuant to any contract or otherwise as permitted hereunder), (2) all debt service payments (3) all expenditures which are treated as capital expenditures under generally accepted accounting principles, (4) all real estate taxes, personal property taxes and sales taxes, (5) all deposits to the Partnership’s Reserves and (6) all costs and expenditures related to any acquisition, sale, disposition, financing, refinancing, monetization or securitization of any Partnership asset, all without double counting; provided, however, that such expenditures shall not include (a) any payment or [illegible] or expenditure are not included in Revenues or such payment or expenditure is paid out of Reserves, (b) any expenditure properly attributable to the liquidation of the Partnership, or (c) non-cash expenses such as depreciation or amortization.

(t) “Partner” means any Person with a Partnership Interest in the Partnership.

(u) “Partnership” has the meaning set forth in the Preamble.

(v) “Partnership Interest” means the percentage interest in the Partnership of a Partner as set forth opposite such Partner’s name on Schedule I-A attached hereto as amended, modified or supplemented from time to time, together with the right of such Partner to any and all benefits to which such Partner is entitled by virtue of its partnership in the Partnership and all obligations to which such Partner is subject as a result of such partnership.

(w) “Person” means any individual, corporation, partnership, association, limited liability company, trust, estate or other enterprise or entity.

(x) “Purchase Offer” has the meaning set forth in Section 18(b).

(y) “Purchaser” has the meaning set forth in Section 18(b).

(z) “Remedial Method” means the remedial allocation method described in Section 1.704-3(d) of the Treasury Regulations.

(aa) “Reserves” means the reasonable reserves established and maintained from time to time in amounts reasonably determined by the General Partner to be adequate and sufficient for current and future operating and working capital and to pay for taxes, insurance, service of indebtedness, amortization of indebtedness, repairs, replacements or renewals, management fees, leasing fees or other costs and expenses incident to the Partnership’s business or otherwise to provide for the long-term goals of the Partnership or any other purpose, including reserves for unforeseen or contingent liabilities, debts or obligations.

(bb) “Restrictive Period” means the period beginning on December 15, 1997 and ending on December 14, 2004, unless sooner terminated pursuant to Section 24 herein.

(cc) “Sale” or “Sell” shall mean any offer for sale, assignment, exchange, contribution, contract of sale, disposition of an interest in or transfer, grant of a participation in, pledge, or any other transfer or disposal of, the 35 W. Wacker Property or any Partnership Interests, including without limitation, a contribution of a Partnership Interest to a real estate investment trust.

(dd) “Secretary” means the Secretary of State of Delaware.

(ee) “Selling Partner” has the meaning set forth in Section 18(b).

(ff) “Tag-Along Notice” has the meaning set forth in Section 18(b).

(gg) “Tag-Along Portion” has the meaning set forth in Section 18(b).

(hh) “Tag-Along Purchase Offer” has the meaning set forth in Section 18(b).

(ii) “Tax Assurances” has the meaning set forth in Section 18.

(jj) “Taxable Year” means the Partnership’s annual accounting period for federal income tax purposes.

(kk) “Transfer Prohibition” has the meaning given in Section 24.

(ll) “Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

(mm) “35 W. Wacker Property” means that certain property commonly known as The Leo Burnett Building, 35 W. Wacker Drive, Chicago, Illinois as more particularly described on Exhibit A attached hereto and made a part hereof, together with all rights and easements appurtenant thereto and all improvements now or hereafter thereon, and all tangible and intangible property contributed to the Original Company by LBC pursuant to the formation of the Original Company, or any property hereafter acquired by the Partnership.

SECTION 4. Business of the Partnership.

(a) The purpose of the Partnership is (i) to directly or indirectly acquire, own, manage, develop, operate, finance, mortgage, encumber, lease, sell, and otherwise deal with and dispose of part or all of the 35 W. Wacker Property subject to the terms and limitations herein set forth; and (ii) to conduct all activities reasonably necessary or desirable to accomplish or relating to the foregoing purposes.

(b) The Partnership shall not engage in any other business or activity without the unanimous approval of the Partners, including, without limitation, the acquisition of any material assets other than as required for the continued operation of the 35 W. Wacker Property as herein set forth.

SECTION 5. Term. The term of the Partnership began upon the filing of the Certificate of Formation for the Original Company with the Secretary and shall continue until the earlier of (a) September 30, 2027, or (b) the date as of which the Partnership is dissolved in accordance with this Agreement or by law.

SECTION 6. Principal Place of Business. The principal place of business of the Partnership shall be located at HVB Capital Markets, Inc., 1150 East 42nd Street, 31st Floor, New York, New York 10017. VV City-Buck may, from time to time, change the principal place of business of the Partnership and/or establish additional places of business of the Partnership.

SECTION 7. Registered Agent; Registered Office. The registered agent for the service of process shall be The Corporation Trust Company. The registered office shall be 1209 Orange Street, Wilmington, County of New Castle, Delaware. The General Partner may, from time to time, change the registered agent or office through appropriate filings with the Secretary.

SECTION 8. Capital Contributions; No Withdrawal or Resignation.

(a) Initial Capital; Contributions. Each Partner, or such Partner’s predecessor in interest, has made the Capital Contribution set forth opposite such Partner’s name on Schedule I-A attached hereto and shall receive the Partnership Interest set forth opposite such Partner’s name on such schedule.

(b) Additional Contributions; Interest. No Partner shall be obligated to make any additional Capital Contribution. No Partner shall be permitted to make any additional Capital Contribution without the consent of the General Partner. Upon any additional Capital Contribution made by any Partner, the Partnership Interests of the Partners shall be adjusted to reflect the ratio of such Partner’s Capital Contributions, including any additional Capital Contributions, to the aggregate amount of all Partner’s Capital Contributions, including all additional Capital Contributions, and shall be set forth on an amendment to Schedule I-A. Any amounts paid by VV City-Buck to LBC under the Guaranty shall be deemed to be an additional Capital Contribution by VV City-Buck to the Partnership, provided that any such additional Capital Contribution shall not reduce the Partnership Interest of LBC pursuant to this Section 8(b). Except as otherwise expressly provided herein, no Partner has any obligation to restore a deficit balance in such Partner’s Capital Account or to make any contributions to the Partnership in order to restore such deficit balance. No Partner shall be paid interest on any Capital Contribution.

(c) Mandatory Additional Capital Contributions. Notwithstanding the first grammatical sentence of Section 8(b), the General Partner shall cause the Partnership to pay the amount of the transfer taxes, if any, required to be paid under applicable law in connection with the prior contribution of the 35 W. Wacker Property to the Partnership, or prior admission of JBC and SOFI IV to the Partnership, and VV City-Buck shall contribute to the Partnership the amount of such taxes required if there are not sufficient Reserves held by the Partnership or available cash flow to make such payments. In addition, notwithstanding the first grammatical sentence of Section 8(b), VV City-Buck shall directly pay the amount of the transfer taxes, if any, required to be paid under applicable law in connection with the transfer of SOFI IV’s and JBC’s Partnership Interests to the General Partner and the admission of the General Partner to the Partnership, and VV City-Buck shall contribute to the Partnership the amount of such taxes required regardless of whether or not there are sufficient Reserves held by the Partnership or available cash flow to make such payments.

(d) Withdrawal and Resignation; Return of Capital Contribution. No Partner shall be entitled to withdraw or resign as a Partner or to receive any part of such Partner’s Capital Contribution or any distribution from the Partnership in connection therewith.

SECTION 9. Distributions. Net Cash Flow shall be distributed monthly among the Partners in accordance with their respective Partnership Interests from time to time set forth on Schedule I-A, as amended from time to time.

The net proceeds from any sale, transfer, contribution, exchange or other disposition of the 35 W. Wacker Property or any refinancing of indebtedness secured by a first mortgage on the 35 W. Wacker Property, shall first be applied to interest on existing first mortgage indebtedness on the 35 W. Wacker Property and any required amortization of the principal of such indebtedness and then shall be distributed to the Partners in accordance with their Partnership Interests. In the event the Partnership is subject to any tax or other obligation (including, without limitation, the Illinois Personal Property Replacement Tax) which is attributable to the interest of one or more Partners in the Partnership, but fewer than all the Partners, such tax or other obligation shall be specially allocated to, and charged against the Capital Account of, such Partner or Partners, and the amounts otherwise distributable to such Partner or Partners pursuant to this Agreement shall be reduced by such amount.

SECTION 10. Allocation of Income and Losses.

(a) General. It is the intent of the Partners that the tax allocations of the Partnership will meet the requirements for “substantial economic effect” of Section 704 of the Code, and the Treasury Regulations or similar authority promulgated thereunder. The tax allocations set forth herein shall be interpreted consistently with the foregoing intent.

(b) Subject to Section 10(h) and Section 10(j) hereof, all profits of the Partnership shall be allocated for each Taxable Year as follows:

(i) first, to the Partners, up to the aggregate of, and in proportion to, any Excess Loss previously allocated to each Partner in accordance with Section 10(d) hereof, to the extent not previously offset by allocations of profits pursuant to this Section 10(b)(i), in the reverse order in which such Excess Losses were allocated; and

(ii) [illegible]

(c) Subject to Section 10(d), Section 10(h) and Section 10(c) hereof, all losses of the Partnership, if any, shall be allocated for each Taxable Year to the Partners in accordance with their Partnership Interests.

(d) The losses allocated pursuant to Section 10(c) shall not exceed the maximum amount of losses that can be so allocated without causing any Partner to be allocated an Excess Loss. If some but not all Partners would be allocated an Excess Loss as a result of an allocation of losses under Section 10(c), the limitation contained in this Section 10(d) shall be applied on a Partner by Partner basis so as to allocate the maximum permissible losses to each Partner under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(e) Notwithstanding Section 10(b), but subject to Section 10(h) and Section 10(j), the profits or losses of the Partnership for the taxable year of liquidation of the Partnership shall be allocated prior to the final liquidating distributions of the Partnership and shall be allocated first to eliminate all negative balances in any Partner’s Capital Account and then, to the extent possible, in a manner such that the Capital Accounts of the Partners immediately prior to such final liquidating distribution are equal to the amount which would have been distributable to the Partners under Section 9 if such distributions were to be governed by Section 9.

(f) Special Allocation. Notwithstanding anything to the contrary in this Section 10, if and to the extent LBC receives any indemnification payments pursuant to Section 25, LBC shall be specially allocated gross profits of the Partnership in such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such indemnification payments. In the year in which the Partnership is liquidated, if the aggregate amount of gross profits allocated to LBC pursuant to the preceding sentence is less than the aggregate amount of indemnification payments received by LBC pursuant to Section 25, LBC shall be specially allocated items of gross income of the Partnership in an amount equal to such deficit.

(g) Change in Partnership Interests. If there is a change in any Partner’s Partnership Interest during any year, allocations among the Partners shall be made in accordance with their Partnership Interests in the Partnership from time to time during such year in accordance with Section 706 of the Code using the closing-of-the-books method, except that depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire year during which the corresponding asset is owned by the Partnership for the entire year, and over the portion of a year after such asset is placed in service by the Partnership if such asset is placed in service during the year.

(h) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, and after giving effect to the allocations required under Sections 10(a) and 10(d) hereof, such Partner has a Capital Account Deficit (after taking into account the adjustments described in the definition of “Excess Loss”), items of income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate to the extent required by the Treasury Regulations, its Capital Account deficit (as so adjusted) created by such adjustments, allocations or distributions as quickly as possible.

(i) Special Rules.

(i) If any Partnership asset has a book value different from its adjusted tax basis to the Partnership for federal income tax purposes (whether by reason of the contribution of such property to the Partnership, the revaluation of such property hereunder or otherwise), allocations of income, gain, loss, deduction, credit and tax preference under this Section 10 with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its book value in the manner prescribed by Section 704(c) of the Code or the principles set forth in Section 1.704-l(b)(2)(iv)(g) of the Treasury Regulations, as the case may be, using the Remedial Method.

(ii) Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purpose shall be allocated to and among the Partners in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 10.

(j) Allocations of Non-Recourse Liabilities and Minimum Gain Chargeback. Allocations attributable to non-recourse liabilities shall be made consistent with Section 1.704-2 of the Treasury Regulations including the minimum gain chargeback requirement of Section 1.704-2(f) of the Treasury Regulations.

SECTION 11. Withholding. The Partnership is authorized to withhold from distributions to be made to a Partner, or with respect to allocations to a Partner, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as distributed to such Partner pursuant to this Section 11 for all purposes of this Agreement and shall be offset against the net amounts otherwise distributable to such Partner. The Partnership may also withhold from distributions that would otherwise be made to a Partner, and apply to the obligations of such Partner, any amounts that such Partner owes to the Partnership.

SECTION 12. Books, Records and Accounting.

(a) Books and Records. The Partnership shall maintain complete and accurate books and records of the Partnership’s business and affairs in accordance with generally accepted accounting principles, consistently applied, with the exception that all financial statements shall be prepared on a full accrual basis with appropriate adjustments to convert such financial statements to a cash basis with respect to revenues. The books and records shall be maintained at the principal place of business of the Partnership and shall be accessible to the Partners in accordance with the Act.

(b) Fiscal Year: Accounting. The Partnership’s fiscal year shall be the calendar year. The accounting methods and principles to be followed by the Partnership shall be selected from time to time by the General Partner consistent with customary real estate property management practices and generally accepted accounting principles, consistently applied, with the exception that all financial statements shall be prepared on a full accrual basis with appropriate adjustments to convert such financial statements to a cash basis with respect to revenues.

(c) Reports. The Partnership shall provide to the Partners reports concerning the financial condition and results of operation of the Partnership and the Partners’ Capital Accounts within ninety (90) days after the end of each fiscal year.

SECTION 13. Partnership Funds. The funds of the Partnership shall be deposited in such bank or other financial institution account or accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the General Partner. All withdrawals from any such bank accounts shall be made only by the General Partner or by individuals duly appointed by the General Partner.

SECTION 14. Management.

(a) General Partner. The business of the Partnership shall be managed by or under the authority of the General Partner. Except as hereinafter provided, the General Partner shall have full, exclusive and complete discretion, power, and authority, subject in all cases to the limitations and restrictions set forth in this Agreement, including, without limitation, the provisions of

Sections 4, 24 and 25 hereof, and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Partnership, including without limitation, the discretion, power and authority to:

(i) acquire by purchase, lease, or otherwise, any fixtures or personal property, tangible or intangible;

(ii) reconstruct, operate, maintain, finance, improve, own, sell, convey, assign, mortgage, or lease the 35 W. Wacker Property and any other personal property acquired by the Partnership pursuant to clause (i), subject, in each case, to the Debt Maintenance Requirement, Transfer Prohibition and Debt Limit;

(iii) Sell, dispose, trade, or otherwise dispose of any or all of the Partnership’s assets, including, without limitation, the contribution of the 35 W. Wacker Property to a real estate investment trust;

(iv) approve the conversion, consolidation, or merger of the Partnership, including, without limitation, into or with a real estate investment trust;

(v) enter into leases, agreements and contracts and give receipts, releases, and discharges;

(vi) purchase liability and other insurance to protect the Partnership’s assets and business;

(vii) subject to the Debt Limit, borrow money for and on behalf of the Partnership, and, in connection therewith, execute and deliver instruments evidencing or securing the same;

(viii) execute or modify leases with respect to any part or all of the assets of the Partnership;

(ix) subject to the Debt Maintenance Requirement and the Debt Limit, prepay, in whole or in part, refinance, amend, modify, or extend any mortgages, trust deeds or security agreements which may affect any asset of the Partnership and in connection therewith execute for and on behalf of the Partnership any extensions, renewals, or modifications of such mortgages, trust deeds or security agreements;

(x) execute any and all other instruments and documents which may be necessary or in the opinion of the General Partner desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Partnership;

(xi) make any and all expenditures which the General Partner, in its sole but reasonable discretion, deems necessary or appropriate in connection with the management of the affairs of the Partnership and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all reasonable legal, accounting, and other related out of pocket expenses incurred in connection with the organization and financing and operating of the Partnership;

(xii) enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Partnership;

(xiii) invest and reinvest Partnership reserves in short-term instruments or money market funds;

(xiv) appoint Persons to act on behalf of the Partnership and hire employees and agents and appoint officers to perform such functions as from time to time shall be delegated to such employees, agents, and officers by the General Partner; and

(xv) determine the compensation of any employees, agents and officers of the Partnership or delegate some or all compensation decisions to officers or employees of the Partnership.

The General Partner shall be VV City-Buck which shall remain the General Partner until it withdraws or is removed by a Majority Interest.

(b) Withdrawal. The General Partner may withdraw at any time by giving written notice to all Partners.

(c) Removal The General Partner may be removed with or without cause by the affirmative vote of the Majority Interest.

(d) Limitations on Powers. Notwithstanding anything in this Agreement to the contrary, the General Partner shall not have any power, right or authority to take any action requiring Partner approval as set forth in Section 16(c) in the absence of the requisite Partner approval.

(e) Compensation. The General Partner shall receive no compensation for managing the business of the Partnership; provided, however, the General Partner shall be reimbursed by the Partnership for any reasonable out-of-pocket expenses incurred by the General Partner on behalf of the Partnership on a monthly basis.

(f) Binding Authority. Only the General Partner shall have the authority to bind the Partnership and no Limited Partner shall have the authority to bind the Partnership.

(g) Services and Fees. Concurrently herewith, the Partnership shall enter into an agreement with an entity comprised of Affiliates of JBC, which provides for the management and leasing of the 35 W. Wacker Property (the “Management and Leasing Agreements”). The compensation paid under the Management and Leasing Agreements shall be reasonably consistent with the rates charged by professional property managers and leasing agents in non-affiliated, arms-length transactions; provided, however, the Partners acknowledge and agree that as of the date hereof the market rate for property management services is 3% of the annual gross revenues of the managed property.

(h) Notices to Partners. The General Partner shall promptly deliver to each Partner any written notice of default sent by the lender of any indebtedness now, or at any time hereafter, encumbering all or any portion of the 35 W. Wacker Property.

(i) Meetings of Partners. Meetings of Partners for any proper purpose may be called at anytime by the General Partner. Partners may participate in any meeting through the use of a conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting. The Partnership shall give written notice of the date, time, place and purpose of any meeting to all Partners at least ten (10) days and not more than sixty (60) days prior to the date fixed for the meeting. Notice may be waived by any Partner.

(j) Consent of Partners. Any action required or permitted to be taken at any meeting of Partners may be taken by a written consent without a meeting, without prior notice and without a vote. The written consent shall set forth the action so taken and shall be signed by Partners having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Partners entitled to vote thereon were present and voting. Prompt notice of the taking of action by written consent shall be given to all Partners who did not sign the written consent.

SECTION 16. Voting.

(a) Partners. Except as provided in paragraph 16(c) below, the affirmative vote or written consent of a Majority Interest shall decide all matters properly brought before the Partners.

(b) Voting. A Partner may vote either in person or by written proxy or consent signed by the Partner or by his duly authorized attorney in fact.

(c) Actions Requiring Partner Approval. Notwithstanding any other provision of this Agreement, the written consent of LBC shall be required to approve the matters set forth in the following subparagraphs (i), (ii), (iii) and (iv).

(i) any Sale of all or any portion of the Property during the Restrictive Period which violates the Transfer Prohibition; provided, however, that LBC shall not unreasonably withhold or delay its consent to any such Sale if: (1) the General Partner gives LBC not less than four (4) months prior notice of its intention to Sell or dispose of the Property; and (2) the Partnership agrees to pay to LBC in cash, at the closing of the Sale, the amount, if any, of the tax indemnity payments then payable pursuant to Section 25 herein as a result of such transfer, which amount shall be reasonably calculated and agreed to between the parties.

(ii) the incurrence by the Partnership during the Restrictive Period of any indebtedness for borrowed money the amount of which indebtedness, when added to the outstanding balance, including principal and accrued but unpaid interest or other costs, of all other indebtedness for borrowed money of the Partnership, would cause the total outstanding indebtedness of the Partnership for borrowed money to exceed the greater of (1) $160 million and (2) 70% of the then fair market value of the 35 W. Wacker Property as reasonably determined by the General Partner (the “Debt Limit”) and

(iii) the acquisition of any material assets other than as required for the continued operation of the 35 W. Wacker Property.

(iv) the amendment of this Agreement which materially and adversely affects or dilutes the rights, powers and privileges granted to LBC under this Agreement or causes any material adverse economic effect on LBC.

SECTION 17. Exculpation, Limitation of Liability and Indemnification.

(a) Exculpation. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any Limited Partner shall be liable to the Partnership or to any other Partner for monetary damages for any losses, claims, damages or liabilities arising from any act or omission of such General Partner or Limited Partner arising out of or in connection with this Agreement or the Partnership’s business or affairs, except to the extent that such act or omission (1) is attributable to such General Partner’s or Limited Partner’s fraud, bad faith, willful misconduct or gross negligence or (2) was clearly outside the scope of authority granted to such General Partner or Limited Partner under this Agreement (such acts or omissions being hereinafter referred to as “Matters”).

(b) Limitation of Liability. Except as provided in Sections 17-403(b) and (d) of the Act, the debts, obligations and liabilities of the Partnership whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner.

(c) Indemnification. Other than with respect to Excluded Matters, the Partnership shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Partnership) by reason of the fact that such Person is or was a Limited Partner, General Partner or officer of the Partnership or an Affiliate thereof (and the Partnership may so indemnify a Person by reason of the fact that such Person is or was an employee or agent of the Partnership, or is or was serving at the request of the Partnership as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including, without limitation, attorneys’ fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suitor proceeding if such Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption (a) that the Person did not act in good faith or

[illegible] reasonably believed to be opposed to the best interests of the Partnership, or (b) with respect to any criminal action or proceeding, that the Person had reasonable cause to believe that his or her conduct was unlawful. “Other enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to serving at the request of the Partnership shall include, without limitation, any service as a member, manager, officer, employee or agent of the Partnership or any other entities in which it has an ownership interest which imposes duties on, or involves services by, such member, manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(d) Expenses. Reasonable expenses, (including, without limitation, attorneys’ fees and expenses) incurred by a Limited Partner, General Partner or officer of the Partnership in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Limited Partner, General Partner or officer to repay such amount if it shall ultimately be determined that such Limited Partner, General Partner or officer is not entitled to be indemnified by the Partnership under this Section 17 or under any other contract or agreement between such Limited Partner, General Partner or officer and the Partnership. Such expenses (including attorneys’ fees) incurred by employees or agents of the Partnership may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the General Partner deems appropriate.

(e) Continuation. The indemnification and advancement of expenses provided by this Section 17 shall continue as to a Person who has ceased to be a Limited Partner, General Partner, officer, employee or agent and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such a Person.

(f) Insurance. The Partnership may purchase and maintain insurance on behalf of any Person who is or was a Limited Partner, General Partner, officer, employee or agent of the Partnership, or is or was serving at the request of the Partnership as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not such Person would be entitled to indemnity against such liability under the provisions of this Section 17.

SECTION 18. Sale of Partnership Interests and New Partners.

(a) Assignment. Except as otherwise permitted in Section 18(g) herein, any Sale of a Partnership Interest in whole or in part, including, without limitation, pursuant to Section 18(b), shall be permitted only upon compliance with the provisions of Section 18(c) and (d) and, to the extent applicable, upon compliance with the provisions of Section 18(b), (f) and (g). A Sale of a Partnership Interest shall not entitle the assignee to become or to exercise any rights or powers of a Partner until such assignee is admitted as a Partner in accordance with this Agreement. As a condition to any Sale of a Partnership Interest, the Partner must notify the assignee and the Partnership in writing of all obligations of such Partner for liabilities relating to the Partnership and this Agreement, including any obligations to make contributions to the Partnership. Any attempted Sale in contravention of this Section 18 shall be void and of no force or effect except that such Sale shall entitle the transferee only to receive such distributions, to share in such profits and to receive such allocations of income, gain, loss, deduction, credit, tax preference and similar items to which the transferor was entitled to the extent assigned. The transferee of any Partnership Interest shall be treated as having made all of the Capital Contributions made by, and received all of the distributions from the Partnership received by, the transferor of such Partnership Interest with respect to such Partnership Interest.

(b) Tag-Along/Drag Along Rights.

(i) Tag-Along. If VV City-Buck (the “Selling Partner” proposes to effect a Sale to a Person other than (i) a Partner or (ii) a Sale for no consideration to an Affiliate of the Selling Partner, of all or less than all Partnership Interests held by such Selling Partner, such Selling Partner shall offer each and every other Partner the opportunity to sell (the “Tag-Along Purchase Offer”) to such Person (the “Purchaser”) the Tag-Along Portion of such Partner’s Partnership Interest for the consideration per percentage of Partnership Interest set forth hereinbelow as the “Tag-Along Price” and otherwise on the same terms and conditions upon which the Selling Partner(s) sell(s) its Partnership Interest. The Tag-Along Portion shall be the portion of a Partner’s Partnership Interest which is equal to (x) the total Partnership Interest of such Partner as of the date that the Tag-Along Notice is provided in accordance with clause (ii) below multiplied by (y) a fraction the numerator of which is the Partnership Interest that the Selling Partner proposes to sell as set forth in such Tag-Along Notice and the denominator of which is the total Partnership Interest of the Selling Partner held by such Partner as of such date (the “Tag-Along Portion”). The consideration per percentage Partnership Interest payable to a Tag-Along Partner will be equal to the amount which would be distributed to such Tag-Along Partner per percentage Partnership Interest assuming the Partnership sold all of its assets for a price which would result in the Selling Partner receiving the consideration offered in the Purchase Offer to the Selling Partner upon a liquidation of the Partnership.

(ii) Drag-Along. If VV City-Buck proposes to effect a Sale to a Purchaser of all of its Partnership Interests, other than (i) to a Partner or (ii) a Sale for no consideration to an Affiliate of VV City-Buck (the “Drag-Along Purchase Offer”; a Tag-Along Purchase Offer and a Drag-Along Purchase Offer may each be referred to herein as a “Purchase Offer”). VV City-Buck may require each and every other Partner to sell to the Purchaser all Partnership Interests held by such Partners for the same consideration per percentage of Partnership Interest and otherwise on the same terms and conditions upon which VV City-Buck sells its Partnership Interests.

(iii) Exercise of Right. In the Event of a Purchase Offer, the Selling Partner shall cause the Purchase Offer described in clause (i) or (ii) above, as applicable, to be reduced to writing and shall provide a written notice (the “Tag-Along/Drag-Along Notice”) of the Purchase Offer to the other Partners. The Tag-Along/Drag-Along Notice shall contain written notice, as applicable, of (A) the exercise by VV City-Buck of VV City-Buck’s drag-along rights pursuant to this Section 18(b)(ii) or (B) the Tag-Along rights of the other Partners to sell the Tag-Along Portion of their Partnership Interest pursuant to Section 18(b)(i), as the case may be, and shall set forth the consideration per percentage of Partnership

Interest to be paid by the Purchaser and the other terms and conditions of the Purchase Offer. No later than 20 days (subject to the expiration of any waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976) after receipt of Tag-Along/Drag-Along Notice or in a subsequent notice from the Selling Partner (A) in the event of a Drag-Along Purchase Offer, each of such other Partners shall, or (B) in the event of a Tag-Along Purchase Offer, each of the other Partners who elects to participate in such Sale shall, deliver into escrow with the Selling Partner all documents reasonably required to be executed in connection with such Purchase Offer, to be held for delivery to the Purchaser upon delivery to such Partner of the consideration therefor. In the event that a Partner receives a Tag-Along/Drag-Along Notice pursuant to this Section 18(b), such Partner agrees to use its best efforts, in good faith and in a timely manner, to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations (including, without limitation, to ensure that all appropriate legal and other requirements are met and all consents of third Persons are obtained), to consummate the proposed transactions contemplated by this Section 18(b). Notwithstanding any other provisions of this Section 18(b), in the event of a Drag Along Sale, no Partner other than the Partner initiating the Drag Along Sale shall be required to make any representation or warranty or incur any liability with respect to such Sale other than with respect to (1) such Partner’s title to its Partnership Interest; (2) power and authority to complete such sale; and (3) customary accredited investor representations and warranties if securities are issued in connection with the Sale.

(iv) Return of Documents. If, for any reason, the Selling Partner determines that it cannot complete the Sale of the Partnership Interests, the Selling Partner shall cause to be returned to each Partner all documents delivered into escrow pursuant hereto by such Partners, and all the restrictions on Sale or other disposition contained in this Agreement with respect to Partnership Interests shall again be in effect.

(v) Remittance of Consideration. At the closing of the Sale of Partnership Interest pursuant to this Section 18(b) the consideration with respect to the Partnership Interests of any Partner sold pursuant hereto shall be paid directly to each Partner pursuant to written instructions of such Partner.

(vi) No Liability. Notwithstanding anything contained in this Section 18(b), there shall be no liability on the part of the Selling Partner to any Partner in the event that the Sale of Partnership Interests pursuant to this Section 18(b) is not consummated for whatever reason. Whether to effect a Sale of Partnership interests held by the Selling Partner (together with the Partnership Interests of the other Partners pursuant to this Section 18(b)) shall be in the sole and absolute discretion of the Selling Partner.

(c) Limitations on Assignment. No Partner may Sell any Partnership Interest (or any portion thereof or interest therein) to any Person, including without limitation any Sale pursuant to Section 18(b), and no Person shall become a Partner, unless in the opinion of counsel selected by or acceptable to the General Partner, such action will not: (i) subject the Partnership to federal income taxation as an association taxable as a corporation; (ii) or, violate applicable state or federal securities laws (such requirements, the “Assignment Conditions”). Further, during the Restrictive Period, VV City-Buck shall not Sell its Partnership Interest or any part thereof, unless it shall have first provided to LBC an opinion of Mayer Brown & Platt or other counsel reasonably acceptable to LBC, to the effect that such Sale will not cause LBC to incur any negative income tax effect, including, without limitation, the recognition of any Code §704(c) gain as a result of such Sale, for which LBC is not being paid by VV City-Buck (the “Tax Assurances”).

(d) New Partners. Except as provided in Paragraph (f) below, a Person, including, without limitation, an assignee of a Partnership Interest, shall be admitted as a Partner only upon: (i) the written consent of the General Partner, which consent may be granted or withheld in the sole and absolute discretion of the General Partner; unless such Person is (1) an assignee of all or a portion of the Partnership Interest of a Partner and (2) an Affiliate of the Partner assigning such Partnership Interest, an assignee of JBC, or an assignee of LBC (subject to the limitation of Paragraph (f) below), in which event such consent shall be given unless the assignment giving rise to the admission of such Person was made in violation of the Assignment Conditions or Section 18(f); (ii) the execution by such Person of this Agreement or a joinder to this Agreement; and (iii) during the Restrictive Period, receipt by LBC of the Tax Assurances. Until the assignee of a Partnership Interest is admitted as a Partner, the assignor, subject to the last sentence of Section 18(a), shall continue to be a Partner.

(e) Redemption. If requested by a Partner, the Partnership may redeem, but is not obligated to redeem, the Partnership Interest of any such Partner upon the approval of the General Partner.

(f) Restrictions on LBC Transfer or Redemption. If LBC desires to sell its Partnership Interest to any party other than an Affiliate of LBC, LBC shall provide written notice thereof to the Partnership, and the Partnership shall have the right to cause LBC’s Partnership Interest to be redeemed for an amount equal to the then fair market value of the 35 W. Wacker Property, less all liabilities of the Partnership, as reasonably agreed upon by LBC and VV City-Buck, multiplied by the percentage corresponding to LBC’s Partnership Interest. The Partnership shall have forty-five (45) days following receipt of such notice from LBC to (i) indicate whether or not it desires to redeem LBC’s Partnership Interest and (ii) if it elects to redeem LBC’s Partnership Interest, the proposed fair market value of the 35 W. Wacker Property for purposes of such redemption. If LBC objects to such fair market value, it shall notify VV City-Buck thereof in writing specifying in reasonable detail the nature of its objection and the parties shall in good faith attempt to resolve such disagreement. If the parties are unable to resolve such agreement within thirty (30) days after LBC’s notice, the matter shall be settled by arbitration in a manner consistent with the procedure specified in Section 30(g) of the LBC Lease with appropriate modification to take into account the differing nature of the valuation to be performed. If the Partnership elects not to redeem the LBC Partnership Interest, then LBC shall be permitted to sell its Partnership Interest during the six (6) month period thereafter provided that the purchaser of such Partnership Interest shall be subject to the approval of the General Partner, which approval shall not be unreasonably withheld.

(g) Pledge or Encumbrance Permitted. Without the consent of any other Partner, from time to time, VV City-Buck may pledge its Partnership Interest to a lending institution to secure a loan, so long as a purpose of such loan is to acquire funds to make VV City-Buck’s Capital Contribution (or refinance the amount outstanding on any such loan) and so long as such loan is from, and such pledge is to, an institutional lender.

SECTION 19. Dissolution.

The Partnership shall be dissolved and terminated upon the happening of the first to occur of any of the following events:

(a) The expiration of the term of the Partnership;

(b) Following the expiration of the Restrictive Period, the approval or written consent of a Majority Interest of the Partners for the dissolution or winding up of the Partnership;

(c) The bankruptcy (as defined in Section 17-402 of the Act) of the General Partner, unless within ninety (90) days of such occurrence the Partnership is continued by the written consent of a Majority Interest of the remaining Partners, which consent may be granted or withheld in the sole and absolute discretion of each Partner whose consent is required hereby. The Partnership shall automatically continue upon the death, retirement, withdrawal, resignation, expulsion or dissolution of the General Partner or other event which terminates the continued partnership of the General Partner, upon compliance with the requirements of Section 17-801 of the Act by the remaining Partners, until the Partnership is otherwise dissolved and terminated pursuant to the terms of this Agreement; and

(d) Judicial dissolution pursuant to the Act.

SECTION 20. Winding Up and Distribution of Assets.

(a) Winding Up. If the Partnership is dissolved, the General Partner shall wind up the affairs of the Partnership.

(b) Distribution of Assets. Upon the winding up of the Partnership, the General Partner shall pay or make reasonable provision to pay all claims and obligations of the Partnership, including all costs and expenses of the liquidation and all contingent, conditional, or unmatured claims and obligations that are known to the General Partner but for which the identity of the claimant is unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full, If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed as follows:

(i) First, to creditors, including Partners in their capacities as creditors, in the order of priority as provided by law; and

(ii) Second, to Partners in accordance with Section 9 herein.

SECTION 21. Conflict of Interest. No Partner shall be required to act hereunder as its sole and exclusive business activity and any Partner may have other business interests and engage in other activities in addition to those relating to the Partnership (and whether or not competitive with that of the Partnership). Neither the Partnership nor any Partner shall have any right by virtue of this Agreement in or to any other interests or activities or to the income or proceeds derived therefrom. A Partner may transact business with the Partnership and, subject to applicable laws, has the same rights and obligations with respect thereto as any other Person. No transaction between a Partner and the Partnership shall be voidable solely because a Partner has a direct or indirect interest in the transaction if either the transaction is fair and reasonable to the Partnership or the percentage or number of disinterested Partners as required under this Agreement or applicable law, authorize, approve or ratify the transaction.

SECTION 22. Taxation.

(a) Status of the Partnership. The Partners acknowledge that this Agreement creates a partnership for federal and state income tax purposes, and hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

(b) Tax Elections. The General Partner shall, upon the written request of any Partner benefitted thereby, cause the Partnership to file an election under Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Partnership assets under Section 734(b) or 743(b) of the Code and a corresponding election under the applicable sections of state and local law. The General Partner shall have the authority to make all other Partnership elections permitted under the Code, including elections of methods of depreciation.

(c) Partnership Tax Returns. The General Partner shall cause the necessary federal income and other tax returns and information returns for the Partnership to be prepared. Each Partner shall provide such information, if any, as may be needed by the Partnership for purposes of preparing such tax returns and information returns. The General Partner shall deliver to each Partner within ninety (90) days after the end of each year a copy of the federal income tax returns for the Partnership as filed with the appropriate taxing authorities, and upon the written request of any Partner, a copy of any state and local income tax return as filed.

(d) Tax Audits.

(i) VV City-Buck shall be the Partnership’s tax matters Partner (the “Tax Matters Partner”) with respect to federal income tax audits. If at any time the Tax Matters Partner cannot or elects not to serve as the Tax Matters Partner, is removed by the Partners as the Tax Matters Partner or ceases to be a Partner, a Majority Interest shall select another Partner to be the Tax Matters Partner. The Tax Matters Partner, as an authorized representative of the Partnership, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Partnership items at the Partnership level. The Tax Matters Partner shall promptly deliver to each Partner a copy of any notice of beginning of administrative proceedings or any report of the reasons for a proposed adjustment received from the IRS relating to or potentially resulting in an adjustment of Partnership items. The Tax Matters Partner shall, unless a Majority Interest consents to the contrary, diligently and in good faith contest any proposed adjustment of a Partnership item that principally affects the Partners at the administrative and judicial levels, including, if appropriate or if requested by a Majority Interest, appealing any adverse judicial decision, and shall consider in good faith any suggestions made by any Partner or its counsel regarding the conduct of such administrative or judicial proceedings. The Tax Matters Partner shall keep each Partner advised of all material developments with respect to any proposed adjustment that come to its attention, including, without limitation, the scheduling of all conferences and substantive telephone calls with the IRS. Each Partner shall be entitled, at its own expense, to attend all meetings with the IRS and to review in advance any material written information (including, without limitation, any pleadings, memoranda or similar items) to be submitted to the IRS. Without first obtaining the consent of a Majority Interest, the Tax Matters Partner shall not, with respect to any proposed adjustment of a Partnership item that materially and adversely affects any Partner, (A) enter into a settlement agreement that purports to bind Partners other than the Tax Matters Partner (including, without limitation, any stipulation consenting to any entry of decision by an tax court), or (B) enter into an agreement or stipulation extending the statute of limitations. The Tax Matters Partner shall receive no compensation for serving as the Tax Matters Partner; provided, however, the Tax Matters Partner shall be reimbursed by the Partnership for any reasonable out-of-pocket expense incurred by the Tax Matters Partner on behalf of the Partnership on a monthly basis.

(ii) The Partnership shall promptly deliver to each Partner a copy of all notices, communications, reports or writings of any kind with respect to income or similar taxes received from any state or local taxing authority relating to the Partnership that might materially and adversely affect each Partner, and shall keep such Partners advised of all material developments with respect to any proposed adjustment of Partnership items that come to its attention.

(iii) Each Partner shall continue to have the rights described in this Section 22(d) with respect to tax matters relating to any period during which it was a Partner, whether or not it is a Partner at the time of the tax audit or contest.

SECTION 22. Not a Publicly Traded Partnership.

All interests in the Partnership have been or will be issued in transaction(s) that were not required to be registered under the Securities Act of 1933 (the “1933 Act”), and to the extent such offerings or sales were not required to be registered under the 1933 Act by reason of Regulation S (17 CFR 230.901 through 230.904) or any successor thereto, such offerings or sales would not have been required to be registered under the 1933 Act if the interests so offered or sold had been offered and sold within the United States.

No admission (or purported admission) of a Partner, and no transfer (or purported transfer) of all or any part of a Partner’s interest in the Partnership (or any economic interest therein) in the Partnership, whether to another Partner or to a person who is not a Partner, shall be effective, and any such admission or transfer (or purported admission or transfer) shall be void ab initio and no person shall otherwise become a Partner if (i) at the time of such admission or transfer (or purported admission or transfer) any interest in the Partnership (or economic interest therein) is traded on an established securities market or readily tradeable on a secondary market or the substantial equivalent thereof or (ii) after such admission or transfer (or purported admission or transfer) the Partnership would have more than 100 Partners. For purposes of clause (i) of the preceding sentence, an established securities market is a national securities exchange that is either registered under Section 6 of the Securities Exchange Act of 1934 (the

“1934 Act” or exempt from registration because of the limited volume of transactions, a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements of the 1934 Act, a regional or local exchange, or an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise. For purposes of such clause (i), interests in the Partnership (or interests therein) are readily tradeable on a secondary market or the substantial equivalent thereof if (i) interests in the Partnership (or interests therein) are regularly quoted by any person, such as a broker or dealer, making a market in the interests; (ii) any person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to interests in the Partnership (or interests therein) and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (iii) the holder of an interest in the Partnership has a readily available, regular, and ongoing opportunity to sell or exchange such interest (or interests therein) through a public means of obtaining or providing information of offers to buy, sell, or exchange such interests; or (iv) prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange interests in the Partnership (or interests therein) in a time frame and with the regularity and continuity that is comparable to that described in clauses (i), (ii) and (iii) of this sentence. For purposes of determining whether the Partnership will have more than 100 Partners,, each person indirectly owning an interest in the Partnership through a partnership (including any entity treated as a partnership for federal income tax purposes), a grantor trust or an S corporation (each such entity a “flow-through entity”) shall be treated as a Partner unless the General Partner determines in its sole and absolute discretion that less than substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Partnership. For purposes of the immediately preceding sentence, the General Partner hereby acknowledges that less than substantially all of the value of the beneficial owners’ interests in LBC is attributable to LBC’s Partnership Interest.

SECTION 23. Debt Maintenance, Transfer Prohibition. Notwithstanding any other provision of this Agreement, at all times during the Restrictive Period, the Partnership shall maintain such level of non-recourse indebtedness secured by the 35 W. Wacker Property and cause such portion of such indebtedness to be allocated to LBC under Code §752 and the regulations thereunder as is sufficient to protect LBC against recognizing gain pursuant to Code §731(a)(1) as a result of a deemed distribution of money to LBC pursuant to Code §752(b) (the “Debt Maintenance Requirement”). During the Restrictive Period, the Partnership (and any successor thereto) shall not refinance, sell, transfer, or in any other manner alter the ownership structure or ownership entity of the 35 W. Wacker Property in any manner that could cause adverse tax consequences to LBC in the reasonable opinion of LBC’s tax counsel, Kirkland & Ellis (or such other counsel as may be reasonably approved by the Partnership) (the “Transfer Prohibition”) In addition, upon the expiration of the Restrictive Period and until the end of the initial term of the Lease, LBC shall have the option, to the extent of indebtedness available for such purpose, of guarantying on a “bottom dollar basis,” an amount of indebtedness of the Partnership or any successor thereto, sufficient to provide an allocation of debt to LBC equal to the amount of debt then required to be allocated to LBC to enable LBC to avoid recognizing gain pursuant to Code §731(a)(1) as a result of a deemed distribution of money to LBC pursuant to Code §752(b). Such rights shall terminate if the 35 W. Wacker Property is sold following the expiration of the Restrictive Period to a party that is not an Affiliate of any of the Partners, or any Affiliate of any

Partner. Notwithstanding the foregoing provisions of this Section 24, the Debt Maintenance Requirement and Transfer Prohibition shall cease to apply, and the Restrictive Period shall terminate, if LBC has voluntarily and independently recognized its taxable gain resulting from the transfer of the 35 W. Wacker Property to the Partnership or has defaulted in the payment of rent or other material economic obligations under the LBC Lease and such default has remained uncured for a period of sixty (60) days following written demand therefor.

SECTION 24. Tax Indemnity. The Partnership hereby agrees to indemnify, defend, and hold harmless LBC and its shareholders (the “LBC Indemnitees”) on an after-tax basis, against the adverse tax impact to the LBC Indemnitees of the Partnership’s use of the Remedial Method during the Restrictive Period. The amount of such indemnification with respect to use of the Remedial Method, which shall be calculated and adjusted annually, shall have a present value equal to the excess of (i) the sum of the present values of (x) the income taxes actually paid by the LBC Indemnitees with respect to LBC’s interest in the Partnership during the Restrictive Period, plus (y) the taxes that would have been paid by the LBC Indemnitees if the 35 W. Wacker Property were sold at the end of the Restrictive Period, plus (z) the income taxes actually paid by the LBC Indemnitees as a result of the receipt of indemnification payments (with any reduction in LBC’s tax basis in its Partnership Interest in the Partnership as a result of its receipt of such indemnification payments being deemed to result in gain at the end of the Restrictive Period) over (ii) the present value of the income taxes that the LBC Indemnitees would have paid during the Restrictive Period if the traditional allocation method under Code Section 704(c) (without curative allocations) had been used, the 35 W. Wacker Property were sold at the end of the Restrictive Period, and throughout the Restrictive Period, LBC had been allocated an amount of non-recourse debt at least equal to its negative basis in the 35 W. Wacker Property (the amount of such excess, the “Remedial Indemnification Amount”). In addition, in the event that the Partnership shall fail to comply with the Transfer Prohibition, the Partnership hereby further agrees to indemnify, defend and hold harmless the LBC Indemnitees from and against the after-tax present value of the detriment incurred by the LBC Indemnitees as a result of such failure, taking into account the timing and character of taxable income recognized by the LBC Indemnitees as a result of such failure (the “Transfer Indemnification Amount”). Notwithstanding the letter dated July 21, 1999 attached hereto as Exhibit D-3, the Remedial Indemnification Amount shall be payable on an annual basis by the Partnership to LBC not later than January 14th of the year following the year in question, subject to adjustment for audit or other amendments of the tax return for the Partnership for the year in question. The annual amount payable in respect thereof shall be calculated as provided above assuming that no income tax impact will occur in subsequent years of the Restrictive Period under the Remedial Method relative to the traditional method. At the election of VV City-Buck, the Remedial Indemnification Amount (as estimated from time to time) can be prepaid at any time during the Restrictive Period, subject to later adjustment. LBC and VV City-Buck’s predecessor in interest (JBC and SOFI IV) have entered into the following letter agreements that describe the way in which the Remedial Indemnification Amount and Transfer Indemnification Amount are calculated: (i) letter dated March 2, 1999 attached hereto as Exhibit D-1; (ii) letter dated July 21, 1999 attached hereto as Exhibit D-2; and (iii) letter dated July 22, 1999 attached hereto as Exhibit D-3 (collectively, the “Letter Agreements”). LBC and VV City-Buck hereby ratify and confirm the validity of the foregoing Letter Agreements, and VV City-Buck, as the successor of JBC and SOFI IV, and LBC agree to be bound the terms of those letter agreements. Finally, VV City-Buck agrees to indemnify, defend and hold harmless the LBC Indemnitees, on an after-tax basis, against the adverse tax impact to the LBC Indemnitees, if any, of the conversion of the Original Company from a limited liability company to a limited partnership and the admission of VV City-Buck as the General Partner of the Partnership (the “Conversion Indemnification Amount”) Notwithstanding the foregoing provisions of this Section 25, all of the foregoing tax indemnities shall terminate, if and when LBC has voluntarily and independently recognized its taxable gain resulting from the transfer of the 35 W. Wacker Property to the Partnership or has defaulted in the payment of rent or other material economic obligations under the LBC Lease and such default has remained uncured for a period of sixty (60) days following written demand therefor.

SECTION 26. LBC Tax Basis. Attached hereto as Schedule II is a statement acceptable to the Partners of (i) LBC’s adjusted tax basis in the 35 W. Wacker Property and the various components thereof; (ii) the 35 W. Wacker Property’s remaining depreciable life for federal income tax purposes and (iv) the initial recovery period and depreciation methods applicable to the various components of the 35 W. Wacker Property.

SECTION 27. Securities Matters. Each Partner hereby represents and warrants to the Partnership and each other Partner, as follows: (i) such Partner is receiving the Partnership Interest to be received pursuant hereto for its own account with the present intention of holding such Partnership Interest for purposes of investment, such Partner will not sell its Partnership Interest in a distribution in violation of the federal securities laws or any applicable state securities laws; (ii) such Partner is an accredited investor as defined in Rule 501 of the Securities Act (an “Accredited Investor”) and has sufficient knowledge and experience in financial and business matters and investing in entities similar to the Partnership so as to be able to evaluate the risks and merits of its investment in the Partnership and such Partner has had an opportunity to discuss the business, management and financial affairs of the Partnership with the management of the Partnership; (iii) such Partner understands that the Partnership Interests have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, and that its Partnership Interest must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration, and (iv) such Partner has the ability to bear the economic risk of acquiring Partnership Interests.

SECTION 28. Representations and Warranties of Partners.

(a) Representations and Warranties of VV City - Buck. VV City - Buck represents and warrants to LBC as follows:

(1)	It is duly organized, validly existing and in good standing under the laws of the state of its formation, and is duly qualified to transact business in the State of Illinois.

(2)	It has the legal right, power and authority (y) to enter into this Agreement and (z) to consummate the transactions contemplated hereby.

(3)	The execution of this Agreement and the consummation of the transactions contemplated herein will not result in a breach of any of the terms of, or constitute a default under, any agreement or document to which it is a party or by which it is bound, or, to the best of its knowledge, any order, rule or regulation of any court or any government agency or official.

(b) Representations and Warranties of LBC. LBC hereby represents and warrants to VV City - Buck as follows:

(1)	It is duly organized, validly existing and in good standing under the laws of the state of its formation, and is duly qualified to transact business in the State of Illinois.

(2)	It has the legal right, power and authority (y) to enter into this Agreement and (z) to consummate the transactions contemplated hereby.

(3)	The execution of this Agreement and the consummation of the transactions contemplated herein will not result in a breach of any of the terms of, or constitute a default under, any agreement or document to which it is a party or by which it is bound, to the best of its knowledge, any order, rule or regulation of any court or any government agency or official.

(4)	To LBC’s knowledge, neither SOFI IV nor JBC is in default in the performance of its respective obligations under the First Amended and Restated Limited Liability Company Agreement.

(5)	The Letter Agreements as attached hereto as exhibits are unmodified and in full force and effect.

(6)	Except for the Remedial Indemnity Amounts attributable to 1999 which have not yet been paid, all Remedial Indemnity Amounts due and payable to LBC on or before the date of this Agreement have been paid in full.

(7)	This Agreement, which restates and supersedes in its entirety the First Amended and Restated Limited Partnership Agreement, and the Letter Agreements constitute all of the agreements, written or oral, that exist with the Partnership with regard to the obligations and rights of LBC as a Partner of the Partnership and there are no other agreements, written or oral.

(8)	With regard to the transaction described in the Recitals, set forth above in this Agreement, LBC has waived its rights to tag-along pursuant to Section 18(b)(1) of the First Amended, and Restated Limited Partnership Agreement.

SECTION 29. Miscellaneous.

(a) Governing Law. This Agreement and any controversies, claims or arbitration hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

(b) Binding Effect. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

(c) Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

(d) Captions. Captions or section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

(e) Enforceability. If any provision of this Agreement, or the application of the provision to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those with respect to which it is held invalid, shall not be affected thereby.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(g) Notices. Any notices permitted or required under this Agreement shall be deemed to have been given when delivered in Person or by courier or three (3) days after being deposited in the United States mail, postage prepaid, and addressed to the Partnership at its principal place of business and to any Partner at the address reflected on the books and records of the Partnership.

(h) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes all prior understandings or agreements between the parties with respect to such matters. This Agreement, including all schedules hereto, may only be amended, modified or supplemented by written agreement of all parties to this Agreement.

(i) Further Assurances. The Partners shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement. Each Partner shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the General Partner deems appropriate to comply with the requirements of law for the formation and operation of the Partnership and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Partnership.

(j) Third Parties. Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Partner or the Partnership any legal or beneficial or other equitable right, remedy or claim under or in respect of this Agreement, any covenant, condition, provision or agreement contained herein or the property of Partnership.

(k) Facsimile Signatures. The facsimile signature of any Partner may be used at all times and for all purposes in place of an original signature.

(l) Reliance upon Books, Reports and Records. Unless he has knowledge concerning the matter in question which makes his reliance unwarranted, each General Partner and Partner shall, in the performance of his duties hereunder, be entitled to rely on information, opinions, reports or statements, including, without limitation, financial statements and other financial data, if prepared or presented by one or more employees of the Partnership or by legal counsel, accountants or other Persons as to matters such General Partner or Partner reasonably believes to be within such Person’s professional or expert competence.

(m) Time Periods. In applying any provision of this Agreement which requires that an act be done in or not done in a specified number of days prior to an event or that an act be done during a period of a specified number of days, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

(n) Waiver. No failure by any Partner to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(o) Partner Estoppel. Each Partner agrees at any time and from time to time upon not less than ten (10) business days prior written request by another Partner to execute, and acknowledge and deliver to such requesting Partner or such party as such requesting Partner may direct, a statement in writing certifying that this Agreement is unmodified and in full force and effect (or if there have been any modifications that the same is in full force and effect as modified and stating the modifications), that to the certifying Partner’s knowledge, no Partner is in default under the terms of this Agreement, or, if in default, the nature thereof in detail, and such other matters as the requesting Partner may reasonably request.

IN WITNESS WHEREOF, the undersigned Partners have executed this Agreement as of the date first set forth above.

VV CITY-BUCK VENTURE, L.P.

By:	VV USA City, L.P., a Delaware limited partnership, its sole general partner

	By:	VV USA, LLC, a Delaware limited liability company, its sole general partner

		By:	/s/ Dietmar Georg
Name: Dietmar Georg
Its: Managing Director

LEO BURNETT USA, INC.

By:	/s/ Carla R. [Illegible]
Its:	EVP & General Counsel

SCHEDULE I-A

PARTNERS

NAME AND ADDRESS	TAXPAYER I.D. #	CAPITAL CONTRIBUTIONS	CURRENT CAPITAL ACCOUNT BALANCE	PERCENTAGE OF PARTNERSHIP INTEREST
Leo Burnett USA, Inc. 35 West Wacker Drive Chicago, IL 60601		$2,200,000.00	$2,024,893.00	3.4993%

VV City-Buck Venture, L.P. c/o Lend Lease Real Estate Investments, Inc. 455 North Cityfront Plaza Drive, Suite 3200 Chicago, Illinois 60611		$60,670,508.00	$56,737,430.00	96.5007%

SCHEDULE I-B

GENERAL PARTNER	VV CITY-BUCK, L.P.

LIMITED PARTNER:	LEO BURNETT USA, INC.

2

SCHEDULE II

LBC TAX MATTERS

35 West Wacker Drive

Tax Basis Analysis

	Life	Cost 12/31/96	Accumulated Depreciation 12/31/96	Actual Tax Basis 12/31/96	Estimated Current Year Depreciation	Current Year Additions/Adj.	Estimated Tax Basis 12/1/97	FMV Allocation
Tangible Assets
Land		7,115,550		7,115,550			7,115,550	25,000,000
Other Non-Depreciable		430,767		430,767			430,767	430,767
Base Building	31.5	175,129,339	42,803,083	132,326,256	5,324,153	(1,713,219)	125,288,864	187,879,724
Base Building	39	550,543	27,987	522,556	13,258	193,656	702,684	702,684
Site Prep	15	476,087	264,965	211,122	14,168		196,954	196,954
Building 1245 Property	7	6,795,342	6,565,754	229,588	105,822		123,766	123,766
Building 1245 Property	5	1,042,714	1,042,714	0	0		0	0
Furniture	7	230,315	205,047	25,268	11,121		14,147	14,147
Mechanical Equipment	7	1,565,046	865,739	699,307	186,271	468,790	981,826	981,826
Rugs & Drapes	7	26,312	23,172	3,140	1,514	43,000	44,626	44,626
Telecommunications	7	117	117	0	0		0	0

Subtotal		193,362,132	51,798,578	141,563,554	5,656,577	(1,007,773)	134,899,204	215,374,494

Capitalized Costs
Loan Fees		1,516,598	1,188,002	328,596	328,596		0	0
Leasing Commissions		2,784,748	1,052,685	1,732,063	127,634		1,604,429	1,604,429
Loan Extension Fee		575,000	0	575,000	575,000		0	0
Development Fee		3,700,000	979,413	2,720,587	199,510		2,521,077	2,521,077
Other Deferred Assets		318,977	318,977	0			0	0

Subtotal		8,895,323	3,539,077	5,356,246	1,230,740	0	4,125,506	4,125,506

Total		202,257,455	55,337,655	146,919,800	6,887,317	(1,007,773)	139,024,710	219,500,000

EXHIBIT A

[Legal Description of 35 W. Wacker Property]

LEGAL DESCRIPTION OF THE LAND

PARCEL 1:

LOTS 1, 3 AND 4 IN THE LEO BURNETT RESUBDIVISION OF A TRACT OF LAND IN THE EAST 1/2 OF THE SOUTHEAST 1/4 OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 2:

A NON-EXCLUSIVE EASEMENT FOR THE BENEFIT OF PARCEL 1 AS CREATED BY THE RECIPROCAL CROSS-ACCESS EASEMENT AGREEMENT DATED DECEMBER 15, 1997 AND RECORDED FEBRUARY 3, 1998 AS DOCUMENT 98090502 BY AND AMONG 35 W. WACKER VENTURE L.L.C., A DELAWARE LIMITED LIABILITY COMPANY, COLE TAYLOR BANK, AS SUCCESSOR TRUSTEE TO HARRIS TRUST AND SAVINGS BANK, AS TRUSTEE UNDER TRUST AGREEMENT DATED SEPTEMBER 24, 1986 AND KNOWN AS TRUST NUMBER 43770 AND LEO BURNETT COMPANY, INC. FOR THE PURPOSE OF AN EASEMENT TO PASS ON, OVER, OR THROUGH THE HOTEL EASEMENT AREA FOR THE PURPOSE OF PASSAGE BETWEEN THE HOTEL PROPERTY AND THE OFFICE PROPERTY AS DEFINED IN SAID DOCUMENT.